EXHIBIT 10.29


                                 RETENTION PLAN

                           AS UNANIMOUSLY APPROVED BY
                             THE BOARD OF DIRECTORS

                                 JANUARY 7, 1999
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The following resolutions were approved in a nine to zero vote with Messrs.
Arsenych, Beckwermert and Mikel abstaining due to the terms of such plans being applicable to them as officers of the Company and Neutrino Resources Inc.

    WHEREAS, the Retention Plan proposed by the Compensation Committee was discussed, modified, and deemed to be in the best interest of the Company, the Board unanimously approved the following resolutions:

    RESOLVED, that "Change of Control" occurs when (i) any person becomes (after the effective date of the Plan) the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities; (ii) the sale of all or substantially all of the assets of the Company or Neutrino occurs; (iii) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election cease to constitute a majority of the Board; or (iv) the Board determines in its sole and absolute discretion that there has been a change in control of the Company.

    RESOLVED, that upon a change of control of the Company prior to December 31, 1999, Vice President level officers and above shall receive upon termination
    (i) one year base annual rate, payable in a lump sum within 15 days of termination, less any amounts required to be withheld under applicable local, state or federal law; plus (ii) vesting of any and all stock options; if not retained for a one year period following such change of control in equivalent positions within the same metropolitan area, with equivalent salaries and benefits. All other personnel shall receive upon termination
    (i) six months base annual rate, payable in a lump sum within 15 days of termination, less any amounts required to be withheld under applicable local, state or federal law; plus (ii) vesting of all stock options; if not retained for a six month period following such change of control in equivalent positions within the same metropolitan area, with equivalent salaries and benefits.

    FURTHER RESOLVED that the above described retention plan shall apply to Neutrino Resources Inc. officers and employees if there is a change of control of the Company or Neutrino Resources Inc.

    FURTHER RESOLVED, these rights are vested in the officers and employees of the Company and Neutrino as of the date of this meeting and may not be adversely amended or waived.